UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 29, 2005

The Rowe Companies

(exact name of registrant as specified in its charter)

Nevada	1-10226	54-0458563
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Blvd, Suite 710, McLean, Virginia 22102

(Address of principal executive offices Zip Code)

Registrant’s telephone number, including area code: 703-847-8670

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.05 Costs Associated With Exit or Disposal Activities

Item 8.01 Other Events

The following information is filed under Items 1.01, 2.05 and 8.01 of Form 8-K:

On January 27, 2006, The Rowe Companies (the “Company”) entered into a First Amendment to Credit Agreement (the “Amendment”) with General Electric Capital Corporation (“GE Capital”), amending the terms of the credit agreement governing the Company’s senior secured revolving credit facility and Tranche B loan (the “Credit Agreement”). The Amendment eliminates the requirement that the Company raise additional equity and increases the borrowing base, or the collateral against which the Company may borrow on the revolving credit facility, by $3,000,000, effectively increasing the Company’s current borrowing availability under the revolving credit facility by that amount.

The Amendment was made possible as a result of commitments made by Gerald M. Birnbach, the Company’s Chairman and President, and Sidney J. Silver, a director of the Company, to provide limited personal guaranties in favor of the lenders. Specifically, Messrs. Birnbach and Silver have each agreed to guaranty the obligations of the Company and its subsidiaries under the Credit Agreement up to $1,500,000 each, or $3,000,000 in the aggregate. Each guaranty is supported by a separate letter of credit in the face amount of $1,500,000 issued by Wachovia Bank, N.A. (“Wachovia”) in favor of the lenders upon application by Messrs. Birnbach and Silver, respectively. Each letter of credit provides for renewal every six months unless Wachovia provides notice of cancellation at least 30 days in advance of expiration. The guaranties of Messrs. Birnbach and Silver will remain in place until the satisfaction of all of the Company’s obligations under the Credit Agreement and termination of the facility, or the Company’s raising additional equity generating net proceeds of at least $9.5 million and securing a commitment for at least an additional $2 million of additional equity. The Credit Agreement continues to provide that the maximum amount of the revolving credit facility will increase from $45 million to $50 million if the Company raises at least $9.5 million of additional equity and secures a commitment for at least an additional $2 million of equity.

In consideration of the guaranties provided by Messrs. Birnbach and Silver, the Company agreed to pay the following fees to each of them: $30,000 upon execution and delivery of their agreement with the Company, $30,000 upon the first renewal of the letter of credit and $60,000 upon each subsequent renewal of the letter of credit. In addition, should the letters of credit be drawn upon, the Company must pay interest to Messrs. Birnbach and Silver on the amount drawn at 5% over the prime rate charged by Wachovia Bank.

Copies of the Amendment, letter of credit agreements between Messrs. Birnbach and Silver and GE Capital and agreement between the Company and Messrs. Birnbach and Silver are attached as exhibits to this report and incorporated herein by reference.

On December 29, 2005, following completion of an organizational review of the Company by The Carl Marks Advisory Group LLC (“CMAG”), the Company’s manufacturing subsidiary, Rowe Furniture, Inc. (“Rowe Furniture”), entered into a consulting agreement with CMAG pursuant to which CMAG is to assist Rowe Furniture with implementing changes recommended by CMAG based on its review. As previously reported by the Company in its Current Report on Form 8-K filed on January 10, 2006, three CMAG consultants will assume full-time interim responsibilities with Rowe Furniture. These individuals will serve for six months, for which Rowe Furniture will pay CMAG, in the aggregate, $160,000 per month, plus additional amounts based on hourly or daily rates to the extent the services of other CMAG consultants are utilized and expense reimbursements. In addition, Rowe Furniture and CMAG have agreed to discuss in good faith a success fee based upon CMAG’s success in implementing certain initiatives, including the achievement of annual cost savings.

The Company, with the assistance of CMAG, believes operational improvements and a return to profitability can be achieved. Changes recommended by CMAG under review include, among others, an overall reduction in staff through the consolidation and elimination of various management and other positions, centralizing certain operations and continuous review of certain product lines. The Company also intends to focus on developing new products that have lower manufacturing costs, reducing raw materials and shipping costs and improving inventory management, manufacturing quality control and labor efficiencies.

The ultimate savings achieved through staff reductions or relocations will depend upon various considerations, including the number of employees to be relocated or terminated and their locations, the availability of other jobs within the Company, and the level of severance benefits. While the Company currently is not in a position to estimate the total amount of these savings, to date, in connection with the staff reductions undertaken so far, it has achieved reductions in expenses for salaries and benefits of approximately $880,000 through reassignments and the elimination of certain positions and incurred severance related expenses of approximately $296,000. In connection with recent management changes made as part of the cost-reduction initiatives discussed above, the Company has changed the base annual salaries payable to two of its executive officers who have assumed increased responsibilities. On January 16, 2006, the base annual salary payable to Garry W. Angle, who was promoted to Vice President-Treasurer of the Company and now serves as the Company’s principal financial and accounting officer, was increased from $105,000 to $160,000. On January 18, 2006, the base annual salary payable to Timothy J. Fortune, who was named Senior Vice President of Operations for Rowe Furniture, was increased from $182,500 to $212,500.

Item 9.01 – Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated as of January 27, 2006, among The Rowe Companies, Rowe Furniture, Inc., Storehouse, Inc. and General Electric Capital Corporation

10.2	Letter of Credit Agreement, dated as of January 27, 2006, between Gerald M. Birnbach and General Electric Capital Corporation

10.3	Letter of Credit Agreement, dated as of January 27, 2006, between Sidney J. Silver and General Electric Capital Corporation

10.4	Agreement, dated as of January 26, 2006, among Sidney J. Silver, Gerald M. Birnbach, The Rowe Companies, Rowe Furniture, Inc., Storehouse, Inc. Rowe Diversified, Inc. and Rowe Properties, Inc.

Forward-Looking Statements

When used in this Current Report on Form 8-K and in other filings with the Securities and Exchange Commission, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “expect,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions, as well as the use of future dates, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: the possibility that the costs of the Company’s restructuring efforts described in this report will be greater than anticipated and that the Company will not realize the anticipated cost savings described in this report; the possibility that the Company will be unable to raise capital on terms acceptable to it within the time frames it desires; changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, customer acceptance of existing and new products, or otherwise; the price at which an investment property is sold, cash and non-cash charges incurred in connection therewith, which may be materially different from estimated amounts, and the timing of any such sale; pending or future litigation; pricing pressures due to excess capacity; raw material cost increases; transportation cost increases; the inability of a major customer to meet its obligations; loss of significant customers in connection with a merger, acquisition, redisposition, bankruptcy or otherwise; actions of current or new competitors; increased advertising costs associated with promotional efforts; change of tax rates; change of interest rates; future business decisions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Additional risks are described in the Company’s annual and quarterly filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ROWE COMPANIES
Registrant

Date: January 30, 2006	/s/ Garry W. Angle
Garry W. Angle
Vice President-Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated as of January 27, 2006, among The Rowe Companies, Rowe Furniture, Inc., Storehouse, Inc. and General Electric Capital Corporation

10.2	Letter of Credit Agreement, dated as of January 27, 2006, between Gerald M. Birnbach and General Electric Capital Corporation

10.3	Letter of Credit Agreement, dated as of January 27, 2006, between Sidney J. Silver and General Electric Capital Corporation

10.4	Agreement, dated as of January 26, 2006, among Sidney J. Silver, Gerald M. Birnbach, The Rowe Companies, Rowe Furniture, Inc., Storehouse, Inc. Rowe Diversified, Inc. and Rowe Properties, Inc.